Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by the Company in connection with its issuance and sale of $525 million aggregate principal amount of 6.625% Senior Notes due 2025, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$68,145
Legal Fees and Expenses	208,105
Accounting Fees and Expenses	126,000
Other	1,107,750

Total	$1,510,000